SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Essex Property Trust, Inc.
(Name of Registrant as Specified in Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

April 3, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 on May 8, 2007, at 1:00 p.m., Pacific Daylight Time.

The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully.

Please use this opportunity to take part in the Company’s affairs by voting on the business to be presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

/s/ Keith R. Guericke

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President

ESSEX PROPERTY TRUST, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 8, 2007

        The 2007 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 on May 8, 2007 at 1:00 p.m., Pacific Daylight Time, to consider and vote upon the following proposals:

        1. Election of the following three Class I directors of the Company to serve until the 2010 annual meeting of stockholders and until their successors are elected and qualified: Keith R. Guericke, Issie N. Rabinovitch, and Thomas E. Randlett.

        2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2007.

        3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this notice.

        The Board of Directors has fixed the close of business on February 28, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

        Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. By Order of the Board of Directors,

/s/ Keith R. Guericke

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President
Palo Alto, California
April 3, 2007

ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

            This Proxy Statement is furnished to the holders (the “Stockholders”) of the outstanding shares of Common Stock $0.0001 par value (the “Common Stock”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies in the accompanying form for use in voting at the 2007 annual meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 8, 2007 at 1:00 p.m., Pacific Daylight Time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 and any adjournment or postponement thereof.

            This Proxy Statement and the accompanying proxy card are first being mailed to Stockholders on or about April 3, 2007.

Form of Proxy Card

            This Proxy Statement is accompanied by a form of proxy card for use by Stockholders.

Revocability of Proxies

            Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. Jordan E. Ritter) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

            The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders.

            The Company may use the services of Corporate Investor Communications, Inc. to assist in soliciting proxies and, in such event, the Company expects to pay approximately $10,000 for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

            The presence at the Annual Meeting, either in person or by proxy, of Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for the purposes of approving Proposals 1 and 2 at the Annual Meeting. The close of business on February 28, 2007 has been fixed as the record date (the “Record Date”) for determining the Stockholders entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on Proposals 1 and 2. As of the Record Date, there were 23,431,947 shares of Common Stock outstanding.

            Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. Accordingly, abstentions or broker non-votes as to the election of directors will not affect Proposal 1, the election of the candidates receiving the most votes. Approval of Proposal 2 requires the affirmative vote of a majority of the shares of Common Stock who are present or represented by proxy and entitled to vote at the Annual Meeting. For purposes of the vote on Proposal 2, abstentions will have the same effect as a vote against such Proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposal.

            Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to Proposal 1, the election of directors, and also on matters of the type contained in Proposal 2. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 2. The Company does not presently know of any other business which may come before the Annual Meeting.

Householding of Annual Meeting Materials

            Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and annual report may have been sent to multiple Stockholders in a Stockholder’s household. The Company will promptly deliver a separate copy of either document to any Stockholder who contacts the Company’s investor relations department at (650) 494-3700 requesting such copies. If a Stockholder is receiving multiple copies of the proxy statement and annual report at the Stockholder’s household and would like to receive a single copy of these documents for a Stockholder’s household in the future, Stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and each of the executive officers named in the Summary Compensation Table below and employed by the Company on the Record Date, and (iii) all directors and such executive officers as a group.

            Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and shares underlying Series Z and Series Z-1 Incentive Units, which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are also deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding (2)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Interests (3)
George M. Marcus(4)(5)	1,759,267	7.1%	6.8%
William A. Millichap (4)(6)	137,531	*	*
Keith R. Guericke (4)(7)	166,614	*	*
Michael J. Schall (4)(8)	98,963	*	*
Michael T. Dance (4)(9)	9,665	*	*
John D. Eudy (4)(10)	25,282	*	*
Craig K. Zimmerman (4)(11)	38,885	*	*
David W. Brady (4)(12)	4,500	*	*
Robert E. Larson (4)(13)	27,992	*	*
Gary P. Martin (4)(14)	25,000	*	*
Issie N. Rabinovitch (4)(15)	26,500	*	*
Thomas E. Randlett (4)(16)	23,625	*	*
Willard H. Smith, Jr.(4)(17)	27,500	*	*
All directors and executive officers as a group (13 persons) (18)	2,360,730	9.4%	9.1%
Morgan Stanley (19)	2,206,446	9.4%	8.5%
RREEF America, L.L.C. (20)	1,857,120	7.9%	7.2%
Cohen & Steers, Inc. (21)	1,704,150	7.3%	6.6%
AMVESCAP, PLC (22)	1,577,700	6.7%	6.1%
Vanguard Group, Inc. (23)	1,473,322	6.3%	5.7%
Barclays Global Investors, NA (24)	1,339,720	5.7%	5.2%
Adelante Capital Management LLC (25)	1,183,547	5.1%	4.6%

* Less than 1%

(1)
Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “Operating Partnership”), which presently aggregate to approximately a 9.6% limited partnership interest. The Company presently has approximately 90.4% general partnership interest in the Operating Partnership. The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests can be exchanged into shares of the Company’s Common Stock.

(2)
With respect to shares of Common Stock, assumes exchange of the limited partnership interests in the Operating Partnership held by such person, if any, into shares of the Company’s Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of the Company’s Common Stock and is based on 23,431,947 shares of the Company’s Common Stock outstanding as of the Record Date.

(3)
Assumes exchange of all outstanding limited partnership interests (including non-forfeitable Series Z and Series Z-1 Incentive Units) in the Operating Partnership for shares of the Company’s Common Stock, which would result in an additional 2,523,771 outstanding shares of Common Stock. Assumes that none of the interests in partnerships (such as Downreits), other than the Operating Partnership, held by other persons are exchanged into shares of Common Stock, and that none of the vested stock options held by other persons are converted into shares of Common Stock.

(4)	The business address of such person is 925 East Meadow Drive, Palo Alto, California 94303.
(5)
Includes 1,140,482 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus’ limited partnership interests in the Operating Partnership and in certain other partnerships and 301,194 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the Operating Partnership held by The Marcus & Millichap Company (“M&M”) and Essex Portfolio Management Company (“EPMC”), respectively. As of the Record Date, Mr. Marcus had pledged to a commercial bank 1,063,056 units of limited partnership interests in the Operating Partnership. Also includes 155,000 shares of Common Stock held by M&M, 25,750 shares of Common Stock held in The Marcus & Millichap Company 401(k) Plan (the “M&M 401(k) Plan”), 20,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 4,000 shares of Common Stock held by Mr. Marcus’ children. Mr. Marcus is a principal stockholder of each of M&M and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon exchange of limited partnership interests). Mr. Marcus disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M, and (ii) 6,376 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(6)
Includes 73,099 shares of Common Stock that may be issued upon the exchange of all of Mr. Millichap’s limited partnership interests in the Operating Partnership and 15,941 shares of Common Stock that may be issued upon the exchange of all of the limited partnership interests in the Operating Partnership held by EPMC. Includes 22,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 18,591 shares of Common Stock held in the M&M 401(k) Plan. Mr. Millichap disclaims beneficial ownership of 9,565 of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(7)
Includes 82,564 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the Operating Partnership. Also includes 7,427 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 5,279 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”), and 27,705 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Excludes 22,770 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.

(8)
Includes 35,354 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the Operating Partnership. Also includes 469 shares of Common Stock held in the Essex 401(k) Plan, and 24,310 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Further includes 860 shares of Common Stock held by Mr. Schall’s three children. Excludes 20,415 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.

(9)
Includes 3,665 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 6,000 shares that may be issued in exchange for non-forfeitable Series Z-1 Incentive Units. Excludes 9,000 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 Incentive Units.

(10)
Includes 2,457 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy’s limited partnership interests in the Operating Partnership. Also includes 1,495 shares of Common Stock held in the Essex 401(k) Plan and 20,460 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Excludes 17,241 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.

(11)
Includes 18,425 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman’s limited partnership interests in the Operating Partnership and certain other partnerships. Also includes 20,460 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Excludes 17,241 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 Incentive Units.

(12)	Includes 4,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(13)	Includes 17,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(14)	Includes 20,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(15)	Includes 14,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(16)	Includes 14,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(17)
Includes 20,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Mr. Smith is a director of certain funds of Cohen & Steers and he disclaims beneficial ownership of the shares of Common Stock of the Company held by Cohen & Steers Capital Management.

(18)
Includes 1,697,689 shares of Common Stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the Operating Partnership and certain other partnerships and 144,092 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also, includes 98,934 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 Incentive Units. Excludes 86,668 shares of Common Stock issuable upon satisfying the requirements of the Series Z and Series Z-1 Incentive Units.

(19)
As reported on Schedule 13G, filed February 14, 2007, Morgan Stanley and its wholly-owned subsidiary Morgan Stanley Investment Management, Inc. state that Morgan Stanley has the shared power to vote and direct the vote of 545 shares and shared dispositive power over no shares, and has the sole power to vote and direct the vote of 1,550,983 shares and sole dispositive power over 2,206,446 shares; and that Morgan Stanley Investment Management, Inc. has the shared power to vote and direct the vote of 545 shares and shared dispositive power over no shares, and has the sole power to vote and direct the vote of 1,443,110 shares and sole dispositive power over 2,003,630 shares. Addresses: Morgan Stanley, 1585 Broadway, New York, NY 10036; Morgan Stanley Investment Management, Inc., 1221 Avenue of the Americas, New York, NY 10020.

(20)
As reported on Schedule 13G, filed January 31, 2007, Deutsche Bank AG and its subsidiaries RREEF America, L.L.C., Deutsche Asset Management, Inc. and Deutsche Bank Trust Company Americas state that Deutsche Bank has the sole power to vote and direct the vote of 1,066,661 shares and sole dispositive power over 1,857,120 shares; RREEF America has the sole power to vote and direct the vote of 1,042,361 shares and sole dispositive power over 1,831,720 shares; Deutsche Asset Management has the sole power to vote and direct the vote of 24,300 shares and sole dispositive power over 24,300 shares; and Deutsche Bank Trust Company Americas has the sole dispositive power over 1,100 shares. The address for Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

(21)
As reported on Schedule 13G filed February 13, 2007, Cohen & Steers, Inc. and its 100% owned subsidiary Cohen & Steers
Capital Management, Inc. and its 50% owned subsidiary Houlihan Rovers SA state that Cohen & Steers has the shared power to vote and direct the vote of 20,635 shares and shared dispositive power over 20,635 shares, and has the sole power to vote and direct the vote of 1,448,015 shares and sole dispositive power over 1,683,515 shares, for total beneficial ownership over 1,704,150 shares; Cohen & Steers Capital Management has the shared power to vote and direct the vote no shares and shared dispositive power over no shares, and has the sole power to vote and direct the vote of 1,448,015 shares and sole dispositive power over 1,683,515 shares; and Houlihan Rovers SA has no shared power to vote or dispose of shares and has the sole power to vote and direct the vote of 20,635 shares and sole dispositive power over 20,635 shares. The address for Cohen & Steers is 280 Park Avenue, New York, NY 10017.

(22)
As reported on Schedule 13G filed February 14, 2007, AMVESCAP PLC states on behalf of itself and its subsidiaries PowerShares Capital Management LLC and INVESCO Institutional (N.A.), Inc., that PowerShares Capital Management has the sole power to vote and direct the vote of 628 shares and sole dispositive power over 628 shares and INVESCO Institutional has the sole power to vote and direct the vote of 1,577,700 shares and sole dispositive power over 1,577,700 shares. The address for AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG, England.

(23)
As reported on Schedule 13G, filed February 14, 2007, The Vanguard Group, Inc., and its wholly owned subsidiary, Vanguard Fiduciary Trust Company, have the sole power to vote and direct the vote of 9,820 shares and sole dispositive power over 1,473,322 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malbern, PA 19355.

(24)
As reported on Schedule 13G, filed January 23, 2007, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Limited state that Barclays Global Investors, NA has the sole power to vote and direct the vote of 442,019 shares and sole dispositive power over 522,268 shares; Barclays Global Fund Advisors has the sole power to vote and direct the vote of 792,310 shares and sole dispositive power over 792,310 shares; Barclays Global Investors, Ltd. has the sole power to vote and direct the vote of 16,958 shares and sole dispositive power over 16,958 shares; and Barclays Global Investors Japan Limited has the sole power to vote and direct the vote of 8,184 shares and sole dispositive power over 8,184 shares. The addresses of the listed Barclays entities are 45 Fremont Street, San Francisco, CA 94105, and Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-ku, Tokyo 150-0012 Japan.

(25)
As reported on Schedule 13G filed February 14, 2006, Adelante Capital Management LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Adelante Capital Management LLC has the sole dispositive power over 1,183,547 shares. The address for Adelante Capital Management LLC is 555 12th Street, Suite 2100, Oakland, CA 94607.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

                The Company’s Charter divides the Company’s directors into three classes. The members of each class of directors serve staggered three-year terms. The Board presently has the following ten directors: Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett who are classified as Class I directors; David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr. who are classified as Class II directors; and George M. Marcus, Gary P. Martin, and William A. Millichap who are classified as Class III directors. The terms of each of the current Class I, Class II and Class III directors expire at the annual meetings of stockholders to be held in 2007, 2008 and 2009, respectively, and upon such directors’ respective successors being elected and qualified or until any such directors’ earlier resignation or removal.

                At the Annual Meeting, the Stockholders will elect three directors: if elected, nominees Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett will serve as Class I directors for three-year terms. All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. The Class I directors will serve until the annual meeting of stockholders to be held in 2010 and until such directors’ respective successors are elected and qualified or until such directors’ earlier resignation or removal. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

                The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

                Certain information about Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett, the Class I director nominees, is furnished below.

                Keith R. Guericke, Director, has held the position of President and Chief Executive Officer of the Company since 1988. Mr. Guericke joined the Company’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared the Company for its IPO in 1994, and has since significantly increased the Company’s multifamily portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of the National Association of Real Estate Investment Trusts, the American Institute of Certified Public Accountants, the National Multi-Housing Council, and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971.

                 Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the Chief Executive Officer of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch received a Bachelor of Science degree from McGill University in 1967 and a Master’s of Business Administration degree from Harvard University in 1970.

                Thomas E. Randlett, Director, is a certified public accountant and has been engaged as a director at the Law & Economics Consulting Group, Inc. since 1992. Mr. Randlett’s professional specialties include the real estate and construction, financial institutions and transportation industries. Prior to joining the Law & Economics Consulting Group, Mr. Randlett was a managing partner and senior real estate specialist for Peat Marwick Main & Company in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990. Mr. Randlett is a director and member of the audit committee of Greater Bay Bancorp (NASDAQ). He is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public

Accountants (“AICPA”), National Association of Real Estate Investment Trusts (“NAREIT”) and California Society of Certified Public Accountants (“CSCPA”). He received a Bachelor of Arts degree from Princeton University in 1966.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the Record Date with respect to the directors and executive officers, including their ages.

Name and Position	Age	First Elected	Term Expires

George M. Marcus Chairman of the Board	65	1994	2009

William A. Millichap Director	63	1994	2009

Keith R. Guericke Vice Chairman of the Board, Chief Executive Officer and President	58	1994	2007

Michael J. Schall Director, Senior Executive Vice President and Chief Operating Officer	49	1994	2008

Michael T. Dance Executive Vice President and Chief Financial Officer	50	—	—

John D. Eudy Executive Vice President-Development	52	—	—

Craig K. Zimmerman Executive Vice President-Acquisitions	56	—	—

David W. Brady Director	66	1994	2008

Robert E. Larson Director	68	1994	2008

Gary P. Martin Director	59	1994	2009

Issie N. Rabinovitch Director	61	1994	2007

Thomas E. Randlett Director	64	1994	2007

Willard H. Smith, Jr. Director	70	1996	2008

                Biographical information concerning the Class I director nominees is set forth above under the caption “Proposal No. 1 Election of Directors.” Biographical information concerning other directors of the Company and the executive officers of the Company (some of whom are also directors) is set forth below.

                Michael J. Schall, Director, is the Senior Executive Vice President and Chief Operating Officer of the Company and is responsible for the strategic planning and executive supervision of Essex’s property operations, corporate finance, redevelopment and co-investment programs. From 1993 to 2005, Mr. Schall was Essex’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of Essex’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries. Mr. Schall received a Bachelor of Science degree from the University of San Francisco in 1979. Mr. Schall is a Certified Public Accountant and is a member of NAREIT, the National Multi Housing Council and AICPA.

                Michael T. Dance, the Company’s Executive Vice President and Chief Financial Officer, joined the Company on February 15, 2005. Prior to joining the Company, and from September 2002, Mr. Dance provided accounting research, consulting, and litigation support services, while teaching as an adjunct Professor for the University of California at Berkeley, HAAS School of Business. From July 2004 through January 2005, he also served as the Executive Director at the Center for Financial Reporting and Management at the University of California at Berkeley, HAAS School of Business. Michael Dance began his career at Peat, Marwick, Mitchell & Co. in 1978. From 1990 to 2002, he was a partner with KPMG LLP, where he worked with clients in the real estate, construction, health care and technology industries. He graduated from California State University, with a B.A. in Economics and is a CPA. Mr. Dance is a member of the AICPA and CSCPA.

                John D. Eudy is responsible for development activities, from the point of acquisition through construction and stabilization. Mr. Eudy joined the Company’s predecessor, Essex Property Corporation, in 1985. While at the Company, Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition. Prior to joining the Company, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980. He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California’s Management Leadership School. Mr. Eudy is a member of the Urban Land Institute and NAREIT. Mr. Eudy also serves on the Board of Directors of Silvergate Bank in San Diego, which specializes in secured real estate lending.

                Craig K. Zimmerman is responsible for acquisition activities. Mr. Zimmerman joined the Company’s predecessor, Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multifamily residential properties. Prior to joining the Company, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

                David W. Brady, Director, holds the Bowen H. and Janice Arthur McCoy endowed chair at Stanford University Graduate School of Business and is a professor of political science in Stanford University School of Humanities and Sciences since 1988. Dr. Brady served as an associate Dean for academic affairs at the Graduate School of Business from 1996 until 2000, and continues to teach corporate ethics in both MBA and executive education. He is a Deputy Director at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on the Stanford campus. He was a member of the advisory council for the Kansai Silicon Valley Venture Forum in Japan.

                Dr. Robert E. Larson, Director, has been a General Partner of the Woodside Fund, a venture capital firm based in the Silicon Valley of Northern California, since 1983. Dr. Larson currently serves as a director of APX, Inc., Azaire Networks, Inc., NCE Pharmaceuticals, and Skye Investment Advisors. Prior to 1983, Dr. Larson was founder, director and President of Systems Control, Inc. and was employed by IBM Corporation, Hughes Aircraft Company and SRI International. He was a Consulting Professor at Stanford University from 1973 to 1988 and President of the International Institute of Electrical and Electronics Engineers (IEEE) in 1982. Dr. Larson received his Bachelor of Science Degree from M.I.T. in 1960, and his Master’s and Doctorate degrees from Stanford University in 1961 and 1964, respectively, all in Electrical Engineering.

                George M. Marcus is the founder and has been the Chairman of Essex Property Corporation (predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since their inception in 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate service, investment and development firms. Mr. Marcus was one of the original founders of Greater Bay Bancorp, a publicly held financial institution, and continues to serve on its board of directors. Included among Mr. Marcus’ professional memberships are the Board of Regents of the University of California, the Real Estate Roundtable, the Policy Advisory Board of the University of California at Berkeley — Center for Real Estate and Urban Economics, as well as numerous other professional and community organizations. He graduated with a Bachelor of Science degree in Economics from San Francisco State University; he was honored as Alumnus of the Millennium in 1999. Mr. Marcus is also a graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program.

                Gary P. Martin, a private investor, was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market. From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union. From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.

                William A. Millichap is the Chairman of Marcus & Millichap Real Estate Brokerage Company. From 1984 to 2000, he was the President of The Marcus & Millichap Company and Marcus & Millichap Real Estate Investment Brokerage Company. Mr. Millichap joined G.M. Marcus & Company in 1971 as one of its first sales associates and became a regional manager in 1974. In 1976, he became a principal, and the name of the company was subsequently changed to The Marcus & Millichap Company. Mr. Millichap became Executive Vice President and President of The Marcus & Millichap Company in 1978 and 1984, respectively. Mr. Millichap is a member of the International Council of Shopping Centers and the National Venture Capital Association, and serves on the Board of Directors of the National Multi-Housing Council. Mr. Millichap is also on the Board of Directors of Loopnet (LOOP, Nasdaq). In addition, Mr. Millichap is a member of the Board of Directors of numerous privately held companies. Mr. Millichap received a Bachelor of Science degree in Economics from the University of Maryland in 1965. Prior to becoming affiliated with Mr. Marcus in 1971, he served as an officer in the United States Navy.

                Willard H. Smith, Jr., Director, was employed at Merrill Lynch & Co. from 1979 through 1995, and served as Managing Director since 1983 in their Equity Capital Markets Division. From 1992 through 1995, Mr. Smith’s primary focus was the REIT industry. His duties as Managing Director at Merrill Lynch included evaluating companies’ capital structure and equity requirements, placing offerings with Merrill Lynch’s retail and institutional client base, and assessing the market’s demand for potential equity security offerings. Mr. Smith sits on the boards of Cohen & Steers family of mutual funds, Realty Income Corporation, and Crest Net Lease, Inc. Prior to joining Merrill Lynch & Co., Mr. Smith worked at F. Eberstadt & Company from 1971 to 1979. Mr. Smith received his Bachelor of Science degree in Business Administration 1959, and Bachelor of Science degree in Industrial Engineering in 1960 from the University of North Dakota.

BOARD AND CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors

                During 2006, the Board held 7 meetings (in person, telephonically or by written consent). Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of each committee of the Board on which he served. In 2006, the Board had six committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Stock Incentive Plan Committee, the Nominating and Corporate Governance Committee and the Pricing Committee. In February 2006, the Board dissolved the Stock Incentive Plan Committee which to that date had administered the 2004 Stock Incentive Plan, and the Compensation Committee assumed the administration of the 2004 Stock Incentive Plan.

        The members of the committees during fiscal 2006 are identified in the following table:

Director	Executive	Audit	Compensation	Stock Incentive Plan (discontinued 2/2006)	Nominating/ Corporate Governance	Pricing
David W. Brady		X
Keith R. Guericke	X					X
Robert E. Larson			X	X	X
George M. Marcus	Chair		X
Gary P. Martin		X		Chair
William A. Millichap
Issie N. Rabinovitch			Chair	X	X
Thomas E. Randlett	X	Chair			Chair
Michael J. Schall						X
Willard H. Smith, Jr.						Chair

Annual Meeting of Stockholders

                The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. Nine of the Company’s ten directors attended the 2006 annual meeting of stockholders

Committees of the Board of Directors

                The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met (in person, telephonically or by written consent) 4 times during 2006.

                The Audit Committee recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports. The Audit Committee also monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and it reviews any allegations of wrongdoing that involve Company personnel. The Audit Committee operates under a written charter, which can be viewed at the Company’s website on www.essexpropertytrust.com. The Board of Directors has determined that all Audit Committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate. The Board of Directors has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees. The Audit Committee met (in person, telephonically or by written consent) 9 times during 2006.

                The Board of Directors has also determined that Thomas E. Randlett is the “audit committee financial expert” as defined by the SEC’s Regulation S-K Item 407(d).

                The Compensation Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee also administers the 2004 Stock Incentive Plan.

                The Compensation Committee operates under a written charter which can be viewed at www.essexpropertytrust.com. All members of the Compensation Committee are independent directors within the meaning of the rules of the New York Stock Exchange. The Compensation Committee met (in person, telephonically or by written consent) 6 times during 2006.

                The Board has delegated authority to the Chief Executive Officer (the “CEO”) to grant stock options under the 2004 Stock Incentive Plan to Company employees (other than executive officers) in accordance with guidelines as to the number range of options to be granted to particular categories of employees. The CEO can grant such stock options in an amount not to exceed an aggregate of 20,000 shares. The CEO is to report all stock options, made pursuant to this delegation, to the Board’s Compensation Committee. After each such report, the CEO automatically has the authority to grant further stock options up to a 20,000 share limitation.

                The Nominating and Corporate Governance Committee (the “Nominating Committee”) assists the Board of Directors in selecting nominees for election to the Board and monitors the composition of the Board. The Board of Directors has determined that all members of the Nominating Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange. The Nominating Committee met twice during 2006.

                The Nominating Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate, given the historical absence of stockholder proposals, among other considerations. The Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating Committee. The Nominating Committee evaluates nominees for directors using the criteria described below and it will use the same criteria when evaluating a nominee recommended by a Stockholder.

                The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.essexpropertytrust.com.

                In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s real estate experience, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

                The Nominating Committee further reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company.

                The Pricing Committee establishes the price at which the Company’s securities will be offered to the public in public offerings of the Company’s securities. The Pricing Committee met once in 2006.

Presiding Independent Director

                The Board has designated, in accordance with New York Stock Exchange corporate governance listing standards, George M. Marcus as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions without management at which George M. Marcus presides.

Director Independence

                Under independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards:

•
    A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•
    A director is not independent if the director has received, or has an immediate family member that is an executive officer of the Company and who has received, during any twelve-month period with the last three years, more than $100,000 in direct compensation from the Company (other than director and committee fees and compensation or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service).

•
    A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the
    Company’s internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance
    (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer)
    a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
    A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of any other company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•
    A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•
    A director is not independent if the director serves an executive officer of any tax exempt organization to which the Company has made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1 million, or 2%
    of such tax exempt organization’s consolidated gross revenues.

                The Board has determined that the following directors have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the New York Stock Exchange: David W. Brady, Robert E. Larson, George M. Marcus, Gary P. Martin, William A. Millichap, Issie N. Rabinovitch, Thomas E. Randlett, and Willard H. Smith, Jr.

                In determining the independence of Mr. Rabinovitch, the board considered that his son-in-law is employed by Essex as one of several regional directors of land acquisitions and is not an executive officer. The board also considered the ownership of Essex equity securities by the directors and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.

Access to Corporate Governance Policies

                Stockholders may access the Company’s committee charters, the code of ethics and corporate governance guidelines at Company’s Internet website at www.essexpropertytrust.com. Copies of the Company’s committee charters, corporate governance guidelines and code of ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Communication with Directors

                The Company endeavors to ensure that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable. Our corporate governance guidelines (which may be accessed at www.essexpropertytrust.com) provide that the identity of the presiding director will be set forth in the annual meeting proxy statement, together with a method for interested parties to communicate directly with the presiding director or with the non-management directors as a group. Stockholders or any other interested parties wishing to formally communicate with the Board of Directors, non-management directors, or any individual directors may send communications directly to the presiding director of the Board: George M. Marcus, Chairman of the Board, c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Compensation Committee Interlocks and Insider Participation

            The Company’s Compensation Committee was formed in June 1994. No interlocking relationship existed in 2006 or presently exists between any member of the Company’s Compensation Committee or Board of Directors on the one hand and another company’s compensation committee or Board of Directors on the other hand. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Transactions.”

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

DIRECTOR COMPENSATION

Each director, who is not an executive officer, receives the following compensation:

●
An annual grant of options to purchase 2,500 shares of Essex Common Stock at the closing market price of the Common Stock on the date of grant. These options vest in full on the first anniversary of the grant date. This annual grant occurs as of the annual shareholder’s meeting date. In 2006, pursuant to this arrangement, each director, who was not an executive officer, received a grant of an option to purchase 2,500 shares of Common Stock at an exercise price of $107.56.

●	An annual cash retainer, paid quarterly, in the amount of $22,000 per year.

●	A board attendance fee of $1,000 per meeting attended.

●
A committee attendance fee of $500 per meeting, except as to regularly scheduled Audit Committee meetings, for which a $1,000 attendance fee is paid. As of December 5, 2006, the Audit Committee attendance fee was increased to $2,000 per meeting. With the exception of meetings of the Audit Committee, no meeting attendance fees shall apply when both Board of Directors and committee meetings occur on the same day.

●	The Chairman of the Audit Committee, Mr. Randlett, receives $10,000 per year, payable quarterly, in addition to the other compensation indicated above.

Each non-employee director, upon joining the Board of Directors, receives an automatic grant of an option to purchase 4,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option. In the event of a change in control of the Company, the Board may unilaterally cancel unexercised director options after advance written notice has been provided to each affected director.

The table below summarizes the compensation our company paid to non-employee directors for the fiscal year ended December 31, 2006. Mr. Guericke, our chief executive officer, is a director and Vice Chairman, and Mr. Schall, our chief operating officer, is a director, but they are not included in the table below because they do not receive any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)(2) ($)	Total ($)
David W. Brady	$37,000	$53,342	$90,342
Robert E. Larson	33,000	53,342	86,342
George M. Marcus	33,500	53,342	86,842
Gary P. Martin	37,000	53,342	90,342
William A. Millichap	29,000	53,342	82,342
Issie N. Rabinovitch	32,500	53,342	85,842
Thomas E. Randlett	49,500	53,342	102,842
Willard H. Smith, Jr.	29,500	53,342	82,842

(1) These dollar amounts reflect the compensation expenses recognized by the Company in 2006 for financial statement reporting purposes in accordance with FAS 123R for all equity awards made to directors in or before 2006. Therefore, these amounts do not represent payments actually received by the directors.
•
The assumptions used to calculate the value of the awards are set forth in Note 1(k) and Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006.

•
On May 9, 2006, the date of our last annual meeting, Essex granted each director an option to purchase 2,500 shares of our common stock with an exercise price of $107.56 per share, that vests in full on May 9, 2007. The full grant date fair value under FAS 123R of each of these 2,500 share grants was $53,342.

(2) As of December 31, 2006, each director had the following numbers of shares underlying stock options (vested and unvested) then outstanding: David W. Brady: 7,000 options; Robert E. Larson: 20,000 options; George M. Marcus: 22,500 options; Gary P. Martin: 22,500 options; William A. Millichap: 25,000 options; Issie N. Rabinovitch: 16,500 options; Thomas E. Randlett: 17,000 options; and Willard H. Smith, Jr.: 22,500 options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

                Overview. This section discusses and analyzes the material elements of the compensation for our executive officers named in the executive compensation tables that follow this section. Our Board’s Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the named executive officers. Additional information concerning the Committee is set forth above under “Proposal No.1 - Election of Directors, Committees of the Board of Directors.”

                Mr. Guericke, our Chief Executive Officer, recommends to the Compensation Committee the levels of base salary, annual bonus and long-term equity for the named executive officers other than himself, within the elements of compensation otherwise established by the Committee. Other named executive officers do not participate in compensation decisions for the named executive officers.

                In 2006, the Compensation Committee retained SMG (the Schonbraun McCann Group) as an independent compensation consultant reporting directly to the Committee for the purpose of evaluating current executive compensation data at a suitable group of peer companies, recommending base salary and bonus levels for the named executive officers in light of this data, and assisting the Committee in establishing a new long-term incentive program and compensation levels for our senior executive officers for 2007 and after.

                The peer group included 15 equity REITs, eight of which are reasonably similar to the Company in revenue size and market capitalization and seven of which are equity REITs that invest in apartments. The Compensation Committee considered the peer group information as a general guide in determining overall compensation levels in light of the Committee’s view of appropriate, market-based compensation levels. However, the Committee did not utilize any specific or numeric percentile or other benchmark within the peer group companies for this purpose.

                Objectives. The objectives of our compensation program for named executive officers are to:
•	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short and long-term compensation elements,
•	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance, and
•
Align the interests of executive officers with the interests of our stockholders by tying significant portions of short and long- term compensation, in the form of annual bonus and long-term convertible operating partnership incentive unit awards, to increasing distributable cash flow to shareholders, and increasing the value of our common stock, based on the acquisition and management of apartment communities.

                Within these objectives, the Compensation Committee believes that the primary goal of our executive compensation program should be related to creating stockholder value. The Committee seeks to offer the named executive officers competitive compensation opportunities based upon their personal performance, the financial performance of Essex as compared to other REITs, and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to long-term success, to reward the achievement of our short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to corporate performance.

                Key elements. The key elements of our current compensation program for the named executive officers are summarized in the table below:

Compensation element:	Why this element is included:	How the amount of this element is determined:	How this elements fits in the overall program:
Base salary	Customary element necessary to hire and retain executives.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year.
Annual bonus	Customary element appropriate to motivate executives and tie a significant compensation opportunity to a mix of individual and corporate performance.	Annual bonus is based primarily on discretionary and subjective review of individual and business performance factors.	Short-term cash compensation that is contingent on Compensation Committee discretion.
Equity incentive - convertible incentive units issued by the Essex operating partnership
    Equity compensation tailored to
    our corporate structure that
    complements cash compensation
    and provides performance
    incentive and value based on
    stock appreciation and for
    long-term retention of management.

    Unit holders also receive
    short- term compensation from
    these units in the form of a
    pro rata share of regular
    quarterly distributions, based on
    the distribution ratchet, equal to
    the dividends on the common
    stock paid out by Essex.

    Series Z and Z-1 incentive units
    were issued and sold to executive
    officers, including the named
    executive officers then employed,
    in 2001, 2004 and 2005.  No units
    were issued in 2006.

    These incentive units are intended to
    link this element of compensation
    to targeted levels of growth in funds
    from operations per share of an increase
    of 10% over the prior year. Unit awards
    are determined at a dollar amount that
    will motivate and retain executives.

    Long-term compensation is
    primarily contingent on
    performance goals and an increase
    in long-term value of our
    common stock into which units
    are ultimately exchangeable.

    The sale of these incentive units
    is contractually prohibited and
    units cannot be converted
    into operating partnership units
    (or exchanged for our common
    shares) until certain conditions are
    met or 15 years after the inception
    of the respective unit plan, which
    is designed to retain executives
    over the vesting period.

Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 100% of their base salary and bonus.	A tax planning benefit for executives.
Severance plan	For hiring and retaining executives, this element provides a reasonable level of continued economic benefit if a change of in control and related termination were to occur.
    The element provides that in the event of
    a change in control and related termination     within 12 months thereafter, an executive
    receives two times current annual salary
    and targeted bonus, continued insurance
    benefits and potential tax gross
    up payments.
Supplement to the base salary and annual bonus arrangements, which addresses possible change in control situations.
Perquisites	Customary elements necessary to hire and retain executives.	Generally based on perquisites being offered by comparable companies.	Supplement to the base salary.

                Base Salaries. None of our named executive officers has an employment agreement. For 2006, the Compensation Committee established base salaries payable in cash in light of the review and recommendations described under “Overview” above, subjective assessments of individual performance, scope of responsibilities, expertise and experience, and Essex’s financial performance and condition. These salaries are reported in the Summary Compensation Table below.

                Annual Bonuses. Each named executive officer is eligible to earn an annual cash bonus based on the achievement of the budget for operating performance approved by our Board and the individual officer meeting performance goals during the year. The performance goals used for determining an officer’s annual bonus fall into one or more of the following categories, as variously determined by the Compensation Committee and by the CEO in his recommendations to the Compensation Committee for each individual:

•	individual performance,
•	corporate and business unit performance,
•	the functions performed by the executive officer, and
•	changes in the compensation peer group in which Essex competes for executive talent,

                Although the Compensation Committee considers these factors, the Committee’s analysis is generally discretionary and subjective rather than objective, and the weight given such factors may vary from individual to individual.

                Each year a target bonus amount is established for each named executive officer, and the sum of all target bonuses are included in the Essex annual business plan which is approved by our Board. To the extent that Essex does not meet its annual business plan targets and its results are less than the plan targets, the annual target bonus amounts can be, and have in the past been, reduced by as much as to zero. In years that Essex exceeds its financial targets, the Compensation Committee has awarded the named executive officers annual bonuses that are as much as 2 times greater than the individual’s target bonus amount.

                The bonuses paid for 2006 are reported in the “Bonus” column of the Summary Compensation Table below.

                Key specific factors considered by the Compensation Committee and the CEO in his recommendations to the Compensation Committee in determining bonuses for 2006 included:

•	the increase in funds from operations per share as compared to other multifamily REITs;
•	success in our ability to identify markets with strong long-term growth potential consistent with our strategy;
•	our success in acquiring or developing properties in markets targeted by our economic research;
•	the implementation of our disposition program, including the reinvestment of funds generated from asset sales; and
•	our success in managing joint ventures and in identifying and securing attractive financing alternatives.

                Long-Term Equity Incentives. The Essex long-term equity incentive program is designed to provide an opportunity for management to share in the value creation to shareholders over a 10 to 15 year time horizon. The current long-term incentive plan has been in effect since 2001 and the Compensation Committee approves the granting of new awards as well as determining the performance criterion for the annual increases in the conversion percentages (equivalent to vesting) for all outstanding awards.

                Awards granted under the Essex long-term incentive program are restricted operating partnership units referred to as Z or Z-1 units, issued and sold to designated executive officers in 2001, 2004 and in 2005. No awards of units (or grants of other equity awards) were made to the named executive officers in 2006.

                As described more fully under the caption “Series Z and Series Z-1 Incentive Units,” these units become convertible into limited partnership units of the Essex operating partnership that will then be exchangeable for shares of Essex common stock. The conversion rate generally starts at zero upon issuance of the awards and may increase by 10% in each year (up to 20% in certain circumstances in the year following their initial issuance) in which Essex meets performance criteria set forth in the plan or revised criteria set by the Board's Compensation Committee if the Committee deems that the plan's criterion is unachievable for any given year. The sale of these units is contractually prohibited, and units cannot be converted into operating partnership units until certain conditions are met or 15 years after the inception of the plan. Operating partnership units are exchangeable for shares of Essex common stock.

                For 2006, the conversion rate of outstanding units increased by 10% effective on January 1, 2007. The 10% increase was based on Essex meeting the plan’s stated performance criteria of growth in funds from operations per share in 2006 of 10% or more of the amount of the funds from operations per share in 2005. Funds from operations increased approximately 11.9% in 2006 compared to 2005. For a discussion of funds from operations in 2006 and 2005, see “Item 7. Management’s Discussion and Analysis of Financial

Condition and Results of Operations, Funds from Operations (FFO)” in our Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007.

                The Compensation Committee considered applicable tax and accounting principles in making these awards, and the number of units awarded were intended to provide equity-based awards to the named executive officers that are competitive with our peer group companies and to provide a meaningful incentive for the officers to continue with Essex for their entire career.

                Nonqualified Deferred Compensation. Named executive officers are currently permitted to make elections to defer up to 100% of their base salaries and bonuses under the Essex Portfolio, L.P. Deferred Compensation Plan. Essex believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit to the named executive officer that enables them to defer income tax on deferred salary and bonus payments, even though the related deduction for Essex is also deferred. Essex makes no matching contributions to the plan. Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.

                Retirement Benefits. Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. Essex does not make any additional matching contributions to the officers’ accounts. Essex does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.

                Severance and Other Benefits Upon Termination of Employment or Change in Control. Under the Essex Property Trust, Inc. Executive Severance Plan established in May 2001, each of our named executive officers would be entitled to benefits defined under the plan if, within 12 months after a change in control of Essex, the individual’s employment is terminated by the employer without cause or by death or disability, or if the individual resigns for good reason, as defined in the plan.

The benefits in such event generally consist of:
•	two times current annual base salary and two times the individual’s target annual bonus;
•	continuation of health, dental and life insurance for up to 24 months;
•	the right to exercise all vested and unvested stock options or receive a payment cashing out the equity in options, depending on whether the acquiring company elects to assume the options;
•	a right to receive “tax gross up payments” sufficient to pay the excise taxes that may arise under Sections 280G and 4999 of the federal tax code concerning “excess parachute payments.”

                The Compensation Committee believes that these provisions provide a reasonable level of continued economic benefit to the named executive officer if a change in control and related termination event were to occur, are a reasonable balance to the at will nature (and lack of fixed terms) of employment for the officers, and provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change in control. The Committee also believes that the 12-month period following a change in control in which a terminating event must occur, and the two year’s worth of cash benefits, together with accelerated vesting of options, is in line with or provides lesser benefits than the scope of change in control benefits offered by many companies the Committee considers to be comparable.

                As noted above, the Compensation Committee did not grant stock options to named executive officers in 2006 and has determined that further stock option grants are not currently elements of compensation for named executive officers. Mr. Dance is the only named executive officer currently holding unvested stock options, which were granted to him when he became employed by Essex in 2005. Upon a change of control, pursuant to the terms of the applicable plan, the unvested options held by Mr. Dance will receive immediate vesting.

                The Series Z and Z-1 incentive units do not receive “accelerated vesting” in the form of increased conversion rights or otherwise upon a change in control (although that is an event which would enable individual holders of units to convert their units at the then otherwise applicable conversion ratio and in turn exchange the resulting operating partnership units for shares of Essex common stock). The severance plan calls for cash benefits at two times the annual rate of current compensation. Named executive officers except for Mr. Dance do not currently hold any unvested stock options. Due to these and other factors, and if a change in control were to occur based on current circumstances, the severance benefits should not result in any “excess parachute payment” or associated tax gross up under the severance plan. However, the computation of the excise tax on excess parachute payments is complex, and results could differ significantly under changed future circumstances.

                 Life insurance and perquisites. Named executive officers receive automobile allowances, automobile insurance, annual DMV renewals, health and dental insurance and payment of life insurance premiums. The Committee believes that such perquisites are comparable to, or less than, what are provided by comparable companies.

                Tax and Accounting Considerations.

                Section 162(m) of the Internal Revenue Code of 1986, as amended, denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Essex 2004 and 1994 Stock Incentive Plans are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation.  The Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws. However, the Committee reserves the right to design programs that recognize a full range of performance criteria important to the company’s success, even where compensation payable under such programs may not be deductible.

                Effective January 1, 2006, Essex adopted the provisions of SFAS No. 123 Revised (“SFAS No. 123(R)”), “Share-Based Payment”, a revision of SFAS No. 123 using the modified prospective approach. Effective January 1, 2004, Essex adopted the fair value method of accounting for its stock-based compensation plans using the retroactive restatement method as provided by SFAS No. 123. SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity based compensation issued to employees. The average fair value of stock options granted for the years ended December 31, 2006, 2005 and 2004 was estimated on the date of grant using the Black-Scholes option pricing model.

                Under the incentive program involving the issuance of Series Z Incentive Units and Series Z-1 Incentive Units of limited partnership interest in the Essex operating partnership, vesting in the units is based on performance criteria established in the plan, the sale of Z units is contractually prohibited, and units cannot be converted into operating partnership units (or exchanged for Essex common shares) until certain conditions are met or 15 years after the inception of the plan. The estimated fair value of a unit is determined on the grant date and considers the company's current stock price, the dividends that are not paid on unvested units and a marketability discount for the 8 to 15 years of illiquidity. Compensation expense for the units is calculated by taking annual vesting increases multiplied by the estimated fair value as of the grant date less each unit’s $1.00 purchase price.

                See Note 14 to Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007, for a discussion of the accounting for our stock based compensation plans.

Compensation Committee Report

                This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.

                The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

Members of the Compensation Committee

Robert E. Larson
George M. Marcus
Issie N. Rabinovitch

SUMMARY COMPENSATION TABLE

                The following table summarizes compensation information for our named executive officers for our fiscal year ended December 31, 2006, which we refer to as “2006.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Keith R. Guericke Vice Chairman of the Board, Chief Executive Officer and President	2006	$350,000	$775,000	$194,634	-	$16,082	$1,335,716
Michael J. Schall Director, Senior Executive Vice President and Chief Operating Officer	2006	295,000	650,000	172,830	-	14,204	1,132,034
Michael T. Dance Executive Vice President and Chief Financial Officer	2006	200,000	250,000	82,500	$14,252	10,911	557,663
John D. Eudy Executive Vice President- Development	2006	300,000	325,000	146,549	-	14,042	785,591
Craig K. Zimmerman Executive Vice President- Acquisitions	2006	300,000	300,000	146,549	-	13,759	760,308

(1) These dollar amounts reflect the compensation expenses recognized by Essex in 2006 for financial statement reporting purposes in accordance with FAS 123R for stock awards made to the named executive officers in or before 2006. Therefore, these amounts do not represent payments actually received by the officers.
•
The assumptions used to calculate the value of the awards are set forth in Note 1(k) and Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006.

•
These stock awards consist of Series Z and Series Z-1 Incentive Units of limited partnership in Essex’s Operating Partnership which, upon certain triggering events, will automatically convert into common units of limited partnership interest in the Operating Partnership based on a defined conversion ratio, which common units are exchangeable on a one-for-one basis into shares of Essex common stock, as more fully described under “Series Z and Series Z-1 Incentive Units” below.

(2) These dollar amounts reflect the compensation expenses recognized by our company in 2006 for financial statement reporting purposes in accordance with FAS 123R for option awards made to the named executive officers in or before 2006. Therefore, these amounts do not represent payments actually received by the officers.
•
The assumptions used to calculate the value of the awards are set forth in Note 1(k) and Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006.

(3) These amounts include the named executive officers’ respective perquisites limited to individual automobile allowances, automobile insurance, annual California Department of Motor Vehicle renewals, and payments of life insurance premiums of $428, $421, $215, $214, and $205, for Keith R Guericke, Michael J. Schall, Michael T. Dance, John D. Eudy, and Craig K. Zimmerman, respectively.

GRANTS OF PLAN-BASED AWARDS

                Essex did not grant any of the named executive officers any non-equity or equity incentive plan awards, stock awards or option awards in 2006.

SERIES Z AND SERIES Z-1 INCENTIVE UNITS

                The Company has adopted an incentive program involving the issuance of Series Z Incentive Units (“Series Z Incentive Units”) and Series Z-1 Incentive Units (“Series Z-1 Incentive Units”) of limited partnership interest in the Operating Partnership. This program is intended to further the Company’s objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees of the Company who will be largely responsible for the achievement of such long-term growth. The Series Z Incentive Units and Series Z-1 Incentive Units are a means to link compensation to targeted levels of growth in funds from operations per share.

                The issuance of Series Z Incentive Units and Series Z-1 Incentive Units is administered by the Company’s Compensation Committee. Participants in the program are senior management and key employees of the Company. The Compensation Committee has the authority to select participants and determine the awards to be made to each participant.

                The Series Z Incentive Units program authorized up to 200,000 Series Z Incentive Units to be issued. On June 28, 2001, the Operating Partnership issued all 200,000 Series Z Incentive Units to eleven senior executives of the Company in exchange for a capital commitment of $1.00 per Series Z Incentive Unit. No further Series Z Incentive Units may be issued.

                The Series Z-1 Incentive Units program authorizes the issuance of up to 400,000 Series Z-1 Incentive Units. In June 2004, the Operating Partnership issued 95,953 Series Z-1 Incentive Units to 14 senior executives of the Company in exchange for a capital commitment of $1.00 per Unit. In 2005, the Operating Partnership issued 116,999 Series Z-1 Incentive Units to sixteen senior executives of the Company for cash or a capital commitment of $1.00 per unit. In 2006, no Series Z-1 Incentive Units were issued.

                Upon certain triggering events, the Series Z and Series Z-1 Incentive Units will automatically convert into common units of limited partnership interest in the Operating Partnership based on a conversion ratio that may increase over time upon satisfaction of specific conditions. Common units of the Operating Partnership are exchangeable on a one-for-one basis into shares of the Company’s Common Stock. Upon initial issuance of the Series Z and Z-1 Incentive Units, the conversion ratio of these incentive units into common units is generally set at zero. Thereafter, the conversion ratio will increase by up to 10% (up to 20% in certain circumstances in the year following their initial issuance) on January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified “funds from operations” per share target, or such other target as the Compensation Committee deems appropriate, for the prior year, up to a maximum conversion ratio of 100%. On March 28, 2007, with respect to incentive units held by current officers, the conversion ratio of the Series Z Incentive Units was 65% and the conversion ratio of the Series Z-1 Incentive Units ranged from 30% to 50%.

                The Series Z and Series Z-1 Incentive Units will automatically convert into common units of the Operating Partnership (i) if the conversion ratio reaches the maximum level of 100%, (ii) if none of the participating executives remain employed by the Company, (iii) if the Company dissolves or is liquidated, or (iv) at the latest, on January 1, 2016 in the case of Series Z Incentive Units and June 2019 in the case of Series Z-1 Incentive Units. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the Operating Partnership has the option to redeem Series Z and Series Z-1 Incentive Units held by any executive whose employment has been terminated for any reason and the obligation to redeem any such units following the death of the holder. In such event, the Operating Partnership will redeem the units for, at its option, either common units of the Operating Partnership or shares of the Company’s Common Stock based on the then-effective conversion ratio.

                The Series Z and Series Z-1 Incentive Units are entitled to participate in regular quarterly distributions paid out by the Operating Partnership. As of February 28, 2007, with respect to incentive units held by current officers, each Series Z Incentive Unit was entitled to receive 65% of the distribution received by each common unit of the Operating Partnership and the Series Z-1 Incentive Units were entitled to receive a percentage ranging from 30% to 50% of such distribution. Over time the distribution percentages of the Series Z and Z-1 Incentive Units may increase, generally based on satisfaction of the same conditions as increases in the conversion ratio.

EXECUTIVE SEVERANCE PLAN

                  We discuss our executive severance plan and related quantitative disclosure based on assumed triggering events below under the heading “Potential Payments Upon Termination Or Change-In-Control.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

                The following table shows all outstanding equity awards held by the named executive officers at the end of 2006:

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Guericke	7,427	-	$34.25	10/31/2007	22,769.8	$2,920,227
Schall	-	-	-	-	20,415.5	2,618,288
Dance	4,998	5,502	72.70	2/22/2015	9,000.0	1,154,250
Eudy	-	-	-	-	17,241.4	2,211,210
Zimmerman	-	-	-	-	17,241.4	2,211,210

(1) These options are exercisable and vest to the extent of 20% of the underlying shares at the end of twelve months after the vesting commencement date, and 1/60 of the shares on each monthly anniversary of the vesting commencement date thereafter. The option term is for 10 years.

(2) Essex has adopted an incentive program involving the issuance of Series Z Incentive Units and Series Z-1 Incentive Units of limited partnership interest in the Essex operating partnership. Vesting in the units is based on performance criteria established in the plan, discussed in more detail in “Compensation Discussion and Analysis” and “Series Z and Series Z-1 Incentive Units” above. The criteria can be revised by the Board's Compensation Committee if the Committee deems that the plan's criterion is unachievable for any given year.  The sale of these units is contractually prohibited, and the units cannot be converted into operating partnership units until certain conditions are met or 15 years after the inception of the plan. See footnotes to the table under “Security Ownership of Certain Beneficial Owners and Management” for information on vested incentive units and beneficial ownership of shares deemed underlying the units.

(3) The value is based on the closing price of Essex common stock on the NYSE on December 29, 2006, of $129.25, multiplied by the number of units indicated in the adjacent column, less the $1.00 capital contribution required for each unit.

OPTION EXERCISES AND STOCK VESTED

                The following table shows all stock awards vested and value realized upon vesting, by each named executive officer in 2006. The named executive officers did not exercise stock options in 2006.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Guericke	5,047.5	$647,342
Schall	4,472.5	573,598
Dance	1,500.0	192,375
Eudy	3,770.1	483,515
Zimmerman	3,770.1	483,515

(1) Stock awards consist of Series Z and Z-1 Units summarized above under “Series Z and Series Z-1 Incentive Units.” The amounts reflect the 10% increase in the conversion ratio for 2006 performance, which increase was effective as of January 1, 2007.

(2) The value is based on the closing price of Essex common stock on the NYSE on December 29, 2006 of $129.25, multiplied by the number of units indicated in the adjacent column, less the $1.00 capital contribution required for each unit.

NONQUALIFIED DEFERRED COMPENSATION

                Under the Essex non-qualified deferred compensation plan, eligible employees, which include the named executive officers, may elect in accordance with plan procedures to defer up to 100% of base salary and up to 100% of cash bonus for any year. Essex does not currently make company matching contributions, although the plan allows the company to make a discretionary contribution. Deferral elections must generally be made by the 15th day of December of the preceding calendar year. Distributions of the deferred accounts are generally made in a lump sum as soon as practicable after the earlier of the end of the participant’s active employment with Essex or a change in control of Essex, as defined in the plan, subject to a participant’s ability to elect a payout of accounts exceeding $250,000 over a period of 5, 10 or 15 annual installments.

                Under this plan, earnings in an officer’s account are based solely upon the investment allocations directed by the officer, and Essex does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan. Under the plan’s investment policy, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded in US public markets. However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the US market. The plan does not impose specific limitations on the frequency of investment selections or changes in investments.

                Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account maintained by Essex with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer. However, the plan administrator may withhold approval of any investment decision that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or the company’s brokerage account agreement.

                The following table provides information concerning compensation deferred by the named executive officers as of the end of 2006.

Name	Executive Contributions in 2006 ($) (1)	Registrant Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2006($)
Guericke	$195,800	-	$(51,767)	-	$1,072,310
Schall	202,979	-	234,698	-	2,376,652
Dance	-	-	-	-	-
Eudy	37,500	-	223,328	-	1,734,864
Zimmerman	-	-	153,462	-	1,304,702

(1) These amounts include for each individual the following amounts reported in the Summary Compensation Table identified above:

Name	Reported in “Salary” Column ($) for 2006	Reported in Bonus Column ($) for 2005
Guericke	-	$195,800
Schall	$70,979	132,000
Dance	-	-
Eudy	37,500	-
Zimmerman	-	-

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

                In May 2001, the Company adopted an executive severance plan that covers the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, certain First Vice Presidents, and any Vice President with ten (10) or more years of service with the Company. Thus, this plan covers Messrs. Guericke, Schall, Dance, Eudy, and Zimmerman and other officers of the Company with ten years or more of service. Under this plan, if there is a change in control (as defined in the plan) of the Company, all stock options to the officers covered by the plan shall become fully exercisable and shall remain outstanding for the remainder of their original terms, regardless of any subsequent termination of such officer’s employment, except that in the case of a merger in which outstanding options are to be terminated without being assumed by the acquiring company, the officers will receive payment equal to the value of the cancelled stock options.

                In addition, the plan provides that if within 12 months following a change in control of Essex, Essex terminates without cause an officer covered by the plan or an officer terminates his or her employment for good reason, or if the officer dies or is disabled (as these terminating events are defined in the plan), then Essex will pay the officer an amount equal to two times the amount of such officer’s current annual base salary, two times the amount of such officer’s targeted annual bonus, and up to 24 months of health, dental and life insurance premium benefits. “Good reason” includes a number of circumstances, including a substantial adverse change in the officer’s authority, duty or power, reduction in annual base salary not affecting management generally, defined relocation, or failure to pay amounts owed to the officer. The officer is also entitled to receive “tax gross up payments” sufficient to pay the excise taxes that may arise from benefits under the severance plan, or otherwise, as a result of Sections 280G and 4999 of the federal tax code concerning “excess parachute payments.”

                In addition, as summarized above, in certain change in control situations, the executives holding Series Z and Series Z-1 Units described above will have the option to convert their units at the then-effective conversion ratio into shares of operating partnership units which in turn may be converted into shares of Essex common stock. However, the units do not achieve any increase in the conversion rate or other form of accelerated vesting as a result of a change in control. The footnotes to the table under “Security Ownership of Certain Beneficial Owners” set forth for the named executive officers the number of Essex common shares that the officers could obtain through the conversion of incentive units that are non-forfeitable (vested) as of February 28, 2007, or that become non-forfeitable (vested) within 60 days after that date. The last column of the Outstanding Equity Awards at December 31, 2006 table states the market value of unvested incentive units as of December 31, 2006, which may become vested in the future if performance criteria are met.

                The table below illustrates hypothetical payments under the executive severance plan as if a change in control had occurred on December 31, 2006.

	Defined termination within 12 months following change in control:
Name	Payment for 2X Annual Salary/Bonus ($)	24 months of benefits ($)	Assumed Realized Value of Accelerated Options ($)	Assumed Cost of Tax Gross Up (2)	Total (3) ($)
Guericke	$1,500,000	$18,000	-	-	$ 1,518,000
Schall	1,390,000	18,000	-	-	1,408,000
Dance	900,000	18,000	$360,000 (1)	-	1,278,000
Eudy	1,250,000	18,000	-	-	1,268,000
Zimmerman	1,200,000	18,000	-	-	1,218,000

    (1) This is a hypothetical value that assumes a change in control of Essex on December 31, 2006, in which the price realized per share of our common stock is assumed to be the closing market price of our stock as of that date ($129.25 per share on December 29, 2006, the last trading date in 2006), based on unvested options covering 6,335 shares of common stock as of December 31, 2006, with an exercise price of $72.70.

    (2) See “Compensation Discussion and Analysis - Severance and Other Benefits Upon Termination of Employment or Change in Control” for
    additional discussion of the tax gross up provision under the plan.

The total does not include:
•	available balances under the nonqualified deferred compensation plan table preceding this table,
•	any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination,
•	the proceeds of insurance policies paid by insurance companies in the event of death or disability, or
•
the value of Series Z and Z-1 incentive units, or partnership units or shares of Essex common stock which may be realized in connection with the conversion of the incentive units, at the time of a change in control or other termination of employment (which value is excluded here because unvested incentive units do not earn any increase in the conversion rate or “accelerated vesting” as a result of a change in control or termination of employment, and are in the nature of vested restricted stock to the extent convertible, with a restriction on disposition during the period of employment until specified time elapses or other events occur).

Equity Compensation Plans

                The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights	Weighted Average Exercise Price For Outstanding Options, Warrants And Rights	Securities Remaining Available for Future Issuance Under Plans
Equity compensation plans approved by security holders:
Option Plans	570,542	$72.60 (1)	836,550
Equity compensation plans not approved by security holders:
Series Z Incentive Units (2)	200,000	N/A	-
Series Z-1 Incentive Units (2)	212,952	N/A	187,048
Total	983,494	-	1,023,598

(1)     This weighted average price amount applies only to options granted under the Company’s 1994 and 2004 plans.

(2)     Series Z and Series Z-1 Incentive Units are convertible, upon certain triggering events, into common units of the Operating Partnership, which in turn are exchangeable on a one-for-one basis for shares of the Company’s Common Stock. As of the Record Date, the conversion ratio for Series Z Incentive Units was 65% and the conversion rate for Series Z-1 Incentive Units ranged from 30% to 50%, respectively. These conversion ratios may increase over time, up to 100%, upon satisfaction of specific conditions. See “Series Z and Series Z-1 Incentive Units” above.

REPORT OF THE AUDIT COMMITTEE

                This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.

                The Audit Committee of the Board of Directors consists of Messrs. Brady, Martin and Randlett. Mr. Randlett serves as Chairman of the Committee. The Board of Directors has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, as currently applicable to the Company.

                The Audit Committee operates under a written charter approved by the Board of Directors. Stockholders may access this charter at the Company’s Internet website at www.essexpropertytrust.com.

                The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal controls over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal controls over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.

                The Audit Committee has reviewed and discussed with management the consolidated financial statements and management’s assessment of internal control over financial reporting by the Audit Committee for fiscal year 2006 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61, as amended. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

                The Audit Committee also has recommended, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Members of the Audit Committee

David W. Brady
Gary P. Martin
Thomas E. Randlett, Chairman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

                Essex does not currently have written, formal policies and procedures for the review, approval or ratification of transactions with related persons, as defined by Item 404 of the SEC Regulation S-K. Under that definition, transactions with related persons are transactions in which Essex was or is a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Related parties include any executives, officers, directors, director nominees, beneficial owners of more than 5% of Essex’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 10% or greater beneficial ownership interest.

                Essex’s general policy regarding such related party transactions is that they will be reviewed by the Board of Directors and, after such review, the members of the Board of Directors who do not have any interest in the transaction will vote as to whether to authorize and/or approve the transaction. In determining whether to approve or authorize a particular related party transaction, the Board of Directors applies the same business judgment standard of whether the transaction is in the best interest of the Company that it applies in approving other transactions. The Board does not, however, pre-approve real estate brokerage commissions paid to the Marcus & Millichap Real Estate Investment Brokerage Company (“M&M REIBC”). M&M REIBC is a well established real estate brokerage company, which has provided brokerage services to Essex over many years at rates that are similar to what it charges its other clients. Mr. Millichap, a director of the Company, is the Chairman of M&M REIBC. Mr. Marcus, the Chairman of Essex, is the Chairman of The Marcus & Millichap Company, which is the parent company of M&M REIBC.

                Essex believes that its general policies and procedures regarding related party transactions are evidenced by the disclosures in Essex’s current and prior proxy statements under the caption “Certain Relationships and Related Party Transactions.” Essex may in the future adopt written policies and procedures regarding related party transactions.

Marcus & Millichap Real Estate Investment Brokerage Company

                M&M REIBC is a commercial real estate brokerage firm that is a subsidiary of The Marcus & Millichap Company (“M&M”). Mr. Millichap, a director of the Company, is the Chairman of M&M REIBC. Mr. Marcus, the Chairman of the Company, is the Chairman of M&M. During the year ended December 31, 2006, the Company paid $835,000 in brokerage commissions to M&M REIBC with respect to purchases and sales of real estate.

Property Management

                The Company, through the Operating Partnership, owns all of the nonvoting preferred stock of Essex Management Corporation (“EMC”). During 2006, EMC received approximately $118,715 for property and asset management services for properties that are not owned by the Company but in which Mr. Marcus holds a partial ownership interest. The fees charged by EMC with respect to such properties are comparable to the fees it charges for providing property and asset management services for other properties.

Investment in Mountain Vista Apartments, LLC

                On May 1, 2000, the Company originated an 11.5% subordinated $9.5 million loan to Mountain Vista Apartments, LLC (“Mountain Vista”), which loan related to the acquisition and redevelopment of an apartment community owned by Mountain Vista. Mountain Vista is controlled by M&M. The Chairman of M&M is George Marcus, who is also the Chairman of the Company. In addition, William Millichap, a director of the Company, is also the Chairman of M&M REIBC, an affiliate of M&M. After the initial 2000 loan, the Company made additional loan advances, as was anticipated, related to the redevelopment. The loan agreements for such loans provide, in part, that the Company is entitled to 25% of the profits generated by Mountain Vista after yielding an 11.5% annualized return on equity. The loans were subsequently converted to an ownership interest in Mountain Vista that had similar economic features as the loans. In November 2001, Mountain Vista loaned the Company approximately $6.8 million related to the refinance of its apartment community, which was recorded as a reduction in the balance of the Company’s investment in Mountain Vista since the substance of the transaction was a distribution from an equity method investee. At December 31, 2006, the book value of the Company’s investment in Mountain Vista was $6,806,000. The investment in Mountain Vista was approved by the disinterested directors of the Company’s board of directors.

Agreement between Mr. Marcus and The Company

                George Marcus, the Company’s Chairman, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (1) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (2) that he will not divulge any information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (3) that he will absent himself from any and all discussions by the Company’s Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

Indebtedness of Management

                On December 31, 1997, December 31, 1998 and December 31, 1999, the Operating Partnership made loans to Keith Guericke, Vice Chairman of the Board, Chief Executive Officer and President of the Company, in the amount of $75,000 each. Each loan required interest at 8% per annum, noncompounded, and was due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Guericke to pay certain tax liabilities related to Mr. Guericke’s ownership of interests in the Operating Partnership. As of December 31, 2006, the balance outstanding under the loans was $225,000 plus accrued interest of approximately $144,000. In March 2007, the outstanding loans and accrued interest were paid back by Mr. Guericke to the Company in full.

                On December 31, 1997, December 31, 1998 and December 31, 1999 the Operating Partnership made loans to Michael J. Schall, Senior Executive Vice President and Chief Operating Officer of the Company, in the amount of $50,000 each. Each loan required interest at 8% per annum, noncompounded, and was due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Schall to pay certain tax liabilities related to Mr. Schall’s ownership of interests in the Operating Partnership. As of December 31, 2006, the balance outstanding under the loans was $150,000, together with accrued interest of approximately $96,000. In March 2007, the outstanding loans and accrued interest were paid back by Mr. Schall to the Company in full.

Purchase of EMC Shares

                In 2006, Essex purchased the outstanding shares of common stock of Essex Management Corporation (“EMC”) from the following four Essex executive officers: Messrs. Guericke, Eudy, Kelly and Zimmerman. Each officer received $65,000 for his share ownership, which amount was intended to approximate the fair market value of the shares. EMC was formed in 1994, in connection with the Company’s initial public offering, to provide property management services that the Company was prohibited from performing due to REIT tax regulations. Essex owned the non-voting preferred stock of EMC and these executive officers owned all of the common stock. With the advent of the taxable REIT subsidiary structure, Essex decided to convert EMC into a wholly owned subsidiary for tax and accounting reasons. Under the direction of the Audit Committee, Essex performed an analysis of the fair market value of EMC common stock. Essex’s purchase of this EMC common stock was also reviewed by the Board of Directors.

Proposal No. 2
Ratification of Appointment of Independent Registered Public Accounting Firm

                KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006 and has been appointed by the Audit Committee and the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.

                Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our By-laws or otherwise. However, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.

                Unless marked to the contrary, proxies received will be voted FOR ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2007.

FEES PAID TO KPMG LLP

Audit And Non-Audit Fees

                The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005 and fees billed for other services rendered by KPMG LLP during those periods:

	2006	2005
Audit Fees (1)	$1,036,677	$1,156,394
Audit-Related Fees (2)	—	—
Tax Fees (3)	212,711	268,124
All Other Fees (4)	—	—
Total	$1,249,388	$1,424,518

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of internal controls and the related management assessment of internal controls, reviews of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Included in these fees are $96,500 and $103,500 for audit fees paid by Essex Apartment Value Fund, L.P. and Essex Apartment Value Fund II, L.P. (collectively, “Fund I and II”), for 2006 and 2005, respectively.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” There were no Audit-Related Fees incurred in 2006 or 2005.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning for both federal and state income taxes. Included in these fees are $85,400 and $80,000 for tax fees paid by Fund I and II, for 2006 and 2005, respectively.

(4)	All Other Fees consist of fees for products and services other than the services reported above. There were no fees in this category incurred in 2006 or 2005.

                The Audit Committee did consider whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and concluded that provision of such other services is compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

                The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

                Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered accounting firm may be required to provide detailed back-up documentation at the time of approval. The status of any pre-approved service is reported at subsequent audit committee meetings.

CODE OF ETHICS

                The Board of Directors has adopted a Code of Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange. A copy of the Code of Ethics is posted on the Company’s Internet website at www.essexpropertytrust.com. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Ethics. A copy of the Code of Ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

                Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to Jordan E. Ritter, the Secretary of the Company. To be timely for the Company’s 2008 Annual Meeting of Stockholders, a Stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier than January 18, 2008 and no later than February 17, 2008. A Stockholder’s notice shall set forth (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such Stockholder, as they appear on the Company’s books, and of such beneficial owner and (b) the number of shares of each class of stock of the Company which are owned beneficially and of record by such Stockholder and such beneficial owner.

                Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company not later than December 4, 2007 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

                Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ending December 31, 2006, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that late Forms 4 were filed on behalf of non-employee directors David W. Brady, Keith R. Guericke, Robert E. Larson, George M. Marcus, Gary P. Martin, William A. Millichap, Issie N. Rabinovitch, Thomas E. Randlett, Michael J. Schall, and Willard H. Smith, Jr. reporting the annual non-employee director stock option grants on the dates of our shareholder meetings in 2005 and 2006, and the Company recently learned that an adult child of Mr. Millichap engaged in thirteen transactions in 2006 and other transactions in 2007, which may need to be reported on Form 4 by Mr. Millichap.

Other Matters

                The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

                It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO NICOLE CULBERTSON, INVESTOR RELATIONS SPECIALIST, ESSEX PROPERTY TRUST, INC., 925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH. A COPY OF THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE, FREE OF CHARGE, ON OUR WEBSITE, WHICH IS HTTP://WWW.ESSEXPROPERTYTRUST.COM.

By Order of the Board of Directors

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President
April 3, 2007
Palo Alto, California

ESSEX

PROPERTY TRUST, INC.

925 EAST MEADOW DRIVE
PALO ALTO, CA 94303

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Essex Property Trust, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Essex Property Trust, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000
➔ 0000 0000 0000

PAGE 2 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

ESSEX1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ESSEX PROPERTY TRUST, INC.

02 0000000000 214853428492

A Election of Directors

   01 - Keith R. Guericke
   02 - Issie N. Rabinovitch
   03 - Thomas E. Randlett

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

B Issues

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the independent auditors for the Company for the year ending December 31, 2007	☐	☐	☐

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all directors, and FOR proposal 2. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

C Authorized Signatures - Sign Here - This Section must be completed for your instructions to be executed.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Please sign exactly as your name appears herein. Joint owner should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

P41986

Signature (Joint Owners) Date

123,456,789,012
297178105
24

Proxy - Essex Property Trust

925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 8, 2007

Keith M. Guericke and Michael J. Schall (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc. to be held on Tuesday, May 8, 2007 at 1:00 p.m. Pacific Time at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, and any adjournments or postponements thereof.

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.